                                                                  Exhibit 10.19


                                 June 8, 1999


Glenn D. Bolduc
21 Derby Lane
Tyngsboro, MA

Dear Glenn:

     This letter is intended to confirm our mutual understanding and agreement with respect to your transition from the position of President and Chief Executive Officer of Vialog Corporation (the "Company" or "Vialog") to new employment. In order to assist you in this transition and in recognition for your past services, we would like to offer to you the following separation terms and benefits.

     1.   Severance Date.  Your last day of employment will be Wednesday, June
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30, 1999 (the "Severance Date").  Except as provided elsewhere in this letter, your employment benefits will cease in accordance with the terms of the specific benefit plans at issue on the Severance Date. Notice of your rights with respect to continuation of health and dental benefits and unemployment will be provided under separate cover.

     2.   Salary Continuation.  Vialog will provide you with severance payments
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at your present base salary for a period of eighteen (18) months from July 1,
1999, through December 31, 2000, (the "Severance Period"), less all lawful withholdings and deductions. The severance payments will be made in accordance with Vialog's regular pay schedule.

     3.   Vacation; Car Allowance.  Vialog will compensate you for all accrued
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unused vacation leave as of your Severance Date.  You will not continue to accrue vacation after the Severance Date. Vialog will continue to provide you with a monthly car allowance in the amount of one thousand dollars ($1,000) during the Severance Period.

     4.   Medical and Dental Insurance Benefit Continuation.  Your medical and
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dental group coverage will be continued until June 30, 1999.  After this date, you may elect to continue your group medical and dental coverage under the terms of COBRA. If you do choose to continue your benefits under the terms of COBRA, the Company will reimburse you for the cost of continuation coverage through the Severance Period or such time as you obtain alternate coverage.

Glenn D. Bolduc
June 8, 1999
Page 2


     5.   Stock Options.  The Board of Directors has voted to accelerate the
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vesting schedule of certain Incentive Stock Options ("ISO") previously granted to you; specifically, the ISO for 75,000 shares dated October 14, 1997, and the ISO dated October 29, 1998, for 40,000 shares are now fully vested. Notwithstanding the foregoing, this letter agreement is not intended to alter or restrict any rights or benefits you have accrued under the Company's stock option plan; rather, your rights will continue to be governed by the terms of your stock option agreements.

     6.   Company Property.  You acknowledge that you have returned to the
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Company all property of the Company.  For purposes of this Section, "property of the Company" includes, but is not limited to, automobiles, keys, corporate credit cards, equipment, books, supplies, computer programs, computers, originals and copies of all corporate documents, including financial records and information, and any other materials, whether prepared by you or by others, but excludes anything owned by you individually. Notwithstanding the foregoing, the Company agrees to transfer ownership to you of the personal computer provided to you by the Company, provided, however, that all files, programs and information relating to the Company have been permanently transferred to the Company or permanently removed.

     7.   Limited Release and Waiver.  In consideration of the payment to you of
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salary continuation and in consideration of the other additional benefits described in this letter agreement, you hereby agree to release and forever discharge the Company and its affiliates or subsidiaries, and all of its or its affiliates' or its subsidiaries' past and present officers, directors, stockholders, managers, supervisors, employees, agents and attorneys, whether directly or indirectly, and whether individually or in their official capacities (collectively, the "Releasees") from any and all debts, actions, causes of action, damages and any and all claims, demands and liabilities as limited below, whether directly or indirectly, personally or derivatively through others, and whether known or unknown to, or suspected or unsuspected by the Employee (collectively, the "Claims"), both in law and in equity.

     This release of Claims is limited to all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. (S)2000e, et seq., Chapter 151B of the Massachusetts General Laws, the Massachusetts Civil Rights Act, M.G.L. c. 12, (S)(S)11H-11I, the Age Discrimination in Employment Act, and any other claim under any other state or federal discrimination law which you may have against the Releasees as of the date of this Agreement, or ever had against the Releasees from the beginning of the world through the execution date of this Agreement, including any charge alleging prohibited discrimination, or any claim of emotional distress in connection with your employment, or separation from employment, with the Company.

     In further consideration of the terms and conditions herein, you agree to waive the right to assert any claim, cause of action, complaint or other action against the Releasees in any forum arising

Glenn D. Bolduc
June 8, 1999
Page 3


out of your separation from employment with the Company, and you agree to waive any right of reemployment.

     This release and waiver does not apply to any claims arising after the execution date of this letter agreement.

     8.   Confidentiality.  You agree to maintain the terms of this letter
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agreement in strict confidence, and you agree not to release or divulge either orally or in writing any of the terms to any person, firm or entity, with the exception of your spouse, your attorney, your accountant, or management personnel of Vialog, or as may be required by law.

     9.   Opportunity to Consult Counsel; Effective Date.  You acknowledge that
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you have been given a reasonable period of at least twenty-one (21) days in which to consider this letter agreement.

     You represent that you have read carefully and fully understand the terms of this letter agreement.

     You acknowledge that you have been advised to and, to the extent that you have wished to do so, have consulted counsel of your choice prior to signing this letter agreement.

     You represent that you have read this letter agreement and understand it and that you are entering into this letter agreement freely and voluntarily.

     You will have up to seven (7) days following your signing of this letter agreement to revoke your acceptance by so notifying Vialog in writing. This letter agreement will take effect on the eighth (8/th/) day following your signing of it, which date will be the Effective Date.

     10.  Non-Competition.  You acknowledge that any agreements entered into by
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you with Vialog relating to non-competition, restrictive covenants, and confidential and/or proprietary information remain in full force and effect and survive your separation from employment.

     11.  Protection of Good Name.  You agree that you will not in any way
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disparage or harm the name or reputation of Vialog, or its past or present officers, directors, employees, agents or attorneys, in either their personal or official capacities, either directly or indirectly or otherwise portray any of the foregoing in a negative manner. Similarly, Vialog agrees that its past or present officers, directors, agents and attorneys will not in any way disparage or harm your name in either a personal or official capacity, either directly or indirectly or otherwise portray you in a negative manner. Additionally, Vialog will cooperate with you in the preparation of a mutually agreeable public statement regarding your transition to new employment.

Glenn D. Bolduc
June 8, 1999
Page 4


     12.  Complete Agreement.  Except as otherwise contemplated by this letter
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agreement and a Consulting Agreement between Vialog and you dated June __, 1999, this letter agreement represents the complete agreement between you and Vialog regarding your employment and separation of employment and supersedes any prior and contemporaneous agreements, whether oral or written.

     13.  Severability.  Any provision of this letter agreement or attachments,
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if any, which is found to be prohibited or unenforceable will be treated as ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

     14.  Interpretation of Agreement.  If any dispute regarding the
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interpretation or application of this letter agreement arises, you agree that it will be interpreted and construed for all purposes under the internal laws of the Commonwealth of Massachusetts. All disputes arising under or out of this letter agreement will be brought in courts of competent jurisdiction located within the Commonwealth of Massachusetts.

     If this letter agreement correctly sets forth our agreement with respect to the foregoing matters, please so indicate by signing below.


                                    Sincerely yours,

                                    VIALOG CORPORATION


                                    By:    /s/ David L. Lougee
                                        -------------------------
                                    David L. Lougee, Director



Agreed to and Accepted:


       /s/ Glenn D. Bolduc
--------------------------
Glenn D. Bolduc

Date:  June 14, 1999
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